Exhibit 10.1

Long-Term Incentive Plan

Performance Phantom Unit Grant Agreement

Grantee:

Grant Date:

Performance Period:

1.	Grant of Performance Phantom Units. DCP Midstream GP, LLC (the “Company”) hereby grants to you Performance Phantom Units (“PPUs”) under the DCP Midstream Partners, LP Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. The number of PPUs has been determined based on the closing price of DCP Midstream Partners, LP Common Units on the Grant Date and includes a tandem distribution equivalent right (“DER”) grant with respect to each PPU. The Company will establish a DER bookkeeping account for you with respect to each PPU granted that shall be credited with an amount equal to the cash distributions made with respect to the Partnership’s Common Units. Unless otherwise defined herein, terms used, but not defined, in this Grant Agreement shall have the same meaning as set forth in the Plan.

2.	Performance Goals and Vesting. The PPUs granted hereunder shall become Vested only if (i) the Performance goals set forth in the Performance Schedule attached hereto are achieved at the end of the Performance Period and (ii) you have not ceased to be an Employee (“Termination of Service”) prior to the end of the Performance Period, except as provided in Paragraph 3 below. To the extent the Performance goals are not achieved, the PPUs shall be forfeited automatically at the end of the Performance Period without payment.

3.	Contingent Vesting Events. You may become “contingently” Vested prior to the end of the Performance Period as provided below, but unless the Performance goals for the Performance Period are achieved, you will not become entitled to a payment with respect to a PPU.

(a)	Death, Disability or Layoff. If you incur a Termination of Service after the first anniversary of the Grant Date as a result of your: (i) death, (ii) disability that entitles you to benefits under the Company’s long-term disability plan, or (iii) involuntary termination by the Company for reasons other than “Cause,” as determined by the Company in accordance with its employment policies, a percentage of your PPUs will become contingently Vested in a pro-rata share (rounded up to the nearest whole PPU) based on the number of days in the Performance Period that have lapsed through the date of your Termination of Service over the total number of days in the Performance Period. The number of your PPUs that do not become contingently Vested as provided above will be forfeited automatically on the date of your Termination of Service without payment.

(b)	Retirement. If your Termination of Service occurs after the first anniversary of the Grant Date due to your retirement on or after attaining age 55 and completing five (5) continuous years of service with the Company or its Affiliates, you will also become contingently Vested in a pro-rata share of your PPUs.

(c)	Other Terminations of Service. If your Termination of Service occurs prior to the end of the Performance Period for any reason other than as provided in Paragraphs 3(a) or (b) above, all of your PPUs shall be forfeited without payment automatically upon the date of your Termination of Service.

4.	Change of Control. If a Change of Control occurs prior to the end of the Performance Period the following will occur: (i) if there is no change in job (same status) within twelve (12) months of the Change of Control, PPUs will be replaced with equivalent ownership interests of the new enterprise; however (ii) if you are severed or your job is lower in status within twelve (12) months of the Change of Control, the Performance Period terminates and all PPUs will become immediately Vested. For purposes of this Agreement, a Change of Control means any person other than DCP Midstream, LLC and/or an affiliate thereof becomes the beneficial owner of more than 50% of the combined voting power of the Company’s equity interests.

5.	Payments.

(a)

PPUs. As soon as administratively practicable after the end of the Performance Period the Committee will determine whether, and the extent to which, the Performance goals set forth on the Performance Schedule have been achieved and the number of your PPUs that have become Vested as a result of such achievement. The Company will then either pay you cash or issue you DCP Midstream Partners, LP Common Units, or a combination thereof, at the sole discretion of the Compensation Committee. If payment is made in cash, such payment will be made in a lump sum equal to the then average closing price of your Vested PPUs based on the last twenty trading days immediately prior to the end of the Performance Period (“Valuation Date”), less any taxes the Company is required to withhold from such payment. If the Compensation Committee decides to settle your PPUs in DCP Midstream Partners, LP Common Units, the PPUs that have become Vested will be exchanged for a like number of DCP Midstream Partners, LP Common Units, less any taxes the Company is required to withhold from such payment, valuing such PPUs and applicable tax withholding as of the settlement date. Payment will be made as soon as practicable after the end of the Performance Period, but no later than 2 1/2 months following the end of the Plan year in which the Performance Period terminates unless deferred into the Executive Deferred Compensation Plan in accordance with Code Section 409A, less all applicable taxes required to be withheld therefrom.

(b)

DERs. As soon as administratively practicable after the end of the Performance Period (but no later than 2 1/2 months following the end of the Plan year in which the Performance Period terminates), the Company shall pay you, with respect to each PPU that became Vested at the end of the Performance Period, an amount of cash equal to the DERs credited to your DER account during the Performance Period with respect to such Vested PPUs less all applicable taxes required to be withheld therefrom.

6.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or by a beneficiary designation form filed with the Company in accordance with the procedures established by the Company for such designation, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement may be assigned to any successor or successors of the Company and is binding upon and inures to the benefit of any person lawfully claiming under you.

8.	Entire Agreement. This Agreement along with the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PPUs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

11.	Plan Controls. By accepting this Grant, you acknowledge and agree that the PPUs are granted under and governed by the terms and conditions of this Agreement and the Plan, a copy of which has been furnished to you. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. All decisions or interpretations of the Committee upon any questions relating to the Plan or this Agreement are binding, conclusive and final on all persons.

DCP MIDSTREAM GP, LLC

By:

Name:

Title:

Grantee Acknowledgement and Acceptance

By:

Name:

Performance Schedule

The Performance Period is                      through                     . Vesting for Performance Phantom Units will range from 0% - 200% with no payout if threshold performance is not achieved as determined by the Compensation Committee of the Board of Directors in its sole and absolute discretion.

The measure determining the number of performance units that vest over the Performance Period will be total shareholder return (TSR). The peer group for measuring TSR is set forth in Attachment A. If the TSR ranking over the Performance Period is equal or less than the 25th percentile, 0% to 50% of the performance units will vest, as determined by the Compensation Committee. If the TSR ranking over the Performance Period is greater than the 25th percentile but less than or equal to the 50th percentile, 50% to 100% of the performance units will vest, as determined by the Compensation Committee. If the TSR ranking over the Performance Period is greater than the 50th percentile but less than or equal to the 75th percentile, 100% to 150% of the performance units will vest, as determined by the Compensation Committee. If the TSR ranking over the Performance Period is greater than the 75th percentile, 150% to 200% of the performance units will vest, as determined by the Compensation Committee. TSR is computed by using data obtained from Bloomberg for the attached peer group and will incorporate the average closing prices of the twenty trading days ending on December 31,          and December 31,         . In addition:

•

If any company originally named to the TSR peer group becomes insolvent during the Performance Period, it will remain a member of the peer group for purposes of ranking peer group TSR, but it will drop to the bottom of the TSR ranking.

•	If any member of the peer group is acquired by a company outside of the peer group, it will fall out of the peer group.

•	If there is a combination of any of the peer group companies during the Performance Period, the performance of the surviving entities will be used

•	No new companies will be added to the peer group during the Performance Period (including a non-peer group company that acquires a member of the peer group).

Attachment A

Ticker
1	CPNO	Copano
2	CMLP	Crestwood Midstream Partners
3	DPM	DCP Midstream Partners
4	DEP	Duncan Energy Partners
5	EEP	Enbridge Energy Partners
6	EPD	Enterprise Products Partners
7	NYGY	Inergy
8	MWE	MarkWest
9	OKS	ONEOK Partners
10	PVR	Penn Virginia Resources
11	RGNC	Regency
12	NGLS	Targa Resources
13	WES	Western Gas Partners
14	WPZ	Williams Partners